EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Acquires Additional Working Interest in Dutch and Mary Rose Discoveries,

Updates Operations and Announces Possible Restructuring

APRIL 8, 2008 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has purchased an additional 4.17% working interest and 3.33% net revenue interest in the Eugene Island 10 (“Dutch”) discovery and an additional average 4.56% working interest and approximately 3.33% net revenue interest in the five State of Louisiana leases (collectively, “Mary Rose”) discovery from two different companies for $100 million.

The estimated proved reserves purchased were 21 billion cubic feet equivalent (“Bcfe”) and the estimated proved plus probable reserves purchased were 24 Bcfe. The effective date of the transaction is January 1, 2008. This purchase increases the Company’s working interest in Dutch to 47.05% (with a net revenue interest of 38.12%) and increases the Company’s average working interest in Mary Rose to 53.21% (with an average net revenue interest of 39.00%). All working interests and net revenue interests are now held directly by the Company. A portion was previously held by Republic Exploration LLC, a partially-owned subsidiary of the Company. The estimated proved reserves now owned by the Company in Dutch and Mary Rose at April 1, 2008, as estimated by our independent third party engineer, are 254 Bcfe, and the estimated proved plus probable reserves now owned are 280 Bcfe.

In total, the Company has now completed $309 million of like-kind exchange purchases. Since January 1, 2008, the Company has purchased an additional 10.33% net revenue interest in Dutch and Mary Rose, or approximately 65 Bcfe of proved reserves and 75 Bcfe of proved and probable reserves. The pre-tax PV 10 of our proved reserves as of April 1, 2008, as estimated by our independent third party engineer, assuming constant prices of $9.00/Mcf and $90.00/Bbl of oil, is $1.78 billion.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officers, said “We are drilling our Mary Rose #2 well and expect to be at logging point by late April to mid-May 2008. A second rig has arrived on location and we have spudded our Mary Rose #4 well. Upon completion of the Mary Rose #4, our plans are to drill a wildcat exploration well (“Eloise”) to a deeper horizon on our Mary Rose acreage. We are currently on schedule to begin producing at our Mary Rose #1 and Mary Rose #3 wells before the end of May 2008.”

Mr. Peak continued, “Our wholly-owned subsidiary, Contango Venture Capital Corporation, recently sold four of its alternative energy investments for $3.4 million. Our only remaining alternative energy investment is in Moblize Inc., in which we have invested $1.2 million and own approximately 33%.”

Possible Restructuring

The Company also announced that its Board of Directors has authorized its financial advisor, Merrill Lynch & Co., to obtain proposals for the purchase of the Company’s Dutch and Mary Rose discoveries in the Gulf of Mexico. Any possible sale or restructuring is subject to mutually acceptable terms and conditions, mutually satisfactory documentation, the consent and approval of third parties and governmental authorities, the approval of the Contango Board of Directors and, if necessary, Contango shareholders.

Mr. Peak said “If Contango obtains an acceptable proposal to acquire its Dutch and Mary Rose discoveries, we would likely structure the disposition through the sale of Contango by its shareholders with the simultaneous spin-off of the remaining Contango assets to our shareholders in a new company, Contango Energy Company. This structure would allow Contango shareholders to have an interest in any future exploration efforts at our other Gulf of Mexico leases.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com